Hancock Holding Company Executive Incentive Plan January 2016

Hancock Holding Company

Executive Incentive Plan  (EIP)

January 2016

Overview

Hancock Holding Company provides an annual incentive opportunity to Section 16 officers (Participants) to reward achievement of individual as well as department and corporate objectives.  The Executive Incentive Plan (EIP) is designed to attract and retain results-oriented executives.  The plan design and criteria outlined below applies to the 2016 calendar year.

This document is not a contract and all incentives are payable at the discretion of the Compensation Committee (Committee) of the Board of Directors.

Cash Compensation Philosophy

As a preeminent financial industry leader in the Gulf South, Hancock recognizes that our executives are our primary asset, and our principal source of competitive advantage.

In order to achieve our goal of being the employer of choice, we must attract, retain and motivate a highly qualified workforce.  In doing so, Hancock’s compensation philosophy is to provide a total cash compensation program that is competitive with that paid by local and regional competitors for similar work.  Total cash compensation is comprised of two components – base salary and incentive compensation.

Base salary is determined by the essential job functions, competencies, skills, and abilities for the position.

Incentive compensation is determined by the executive’s performance compared to established goals and overall corporate performance.  This component contains goals that are set by the Committee after consultation with senior leadership and that are further described below.

Eligibility Criteria

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Participants must be employed in a full or part time eligible position and be actively employed on December 31st of the plan year in order to be eligible to receive a payment.    Participants terminated for cause are not eligible to receive a payment.

•	Pro-rata incentives will be based upon a Participant’s eligible tenure. Tenure is defined in terms of the amount of time spent (in full months) in an incentive eligible position.

•	Participants are not eligible to participate in a LOB functional plan and the EIP plan simultaneously.

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•	Corporate performance measured against performance targets for the calendar year, as well as the achievement of unit and individual objectives will determine incentive awards.

•	Incentive awards will be calculated as a percentage of the Participant’s 2016 base earnings.

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Incentive calculations for Participants hired or who transfer internally to the EIP will be paid via a goal sheet, if before September 30.    Goal sheets must be turned into the Executive Compensation Consultant in Human Resources. Associates hired on October 1st or later will not be eligible to participate in that year’s incentive plan.  They will be eligible to participate in the EIP in the following year.

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Grade changes due to promotion during the plan year will result in a pro-rata incentive based upon an associate’s eligible time in each grade.  Time in each grade is defined in terms of the amount of time spent (in full months) in each grade.

Plan Targets

The EIP is designed to provide an incentive component for Section 16 officers.   The EIP is driven by corporate and unit/individual goal achievement and is funded based on achievement of pre-established corporate performance targets and unit/individual goals.  Except as noted above, a goal sheet will be established for each Participant to ensure understanding of the applicable target goals and potential percentage incentive payout.

Title	Target Payout as a % Base Earnings*	Corporate Payout %	Blended Unit/Individual Payout %
President and CEO	80%	90%	10%
Chief Financial Officer	60%	85%	15%
Chief Operating Officer	60%	85%	15%
President, Whitney Bank	60%	85%	15%
Chief Banking Officer	60%	40%	60%
Chief Credit Risk Officer	50%	40%	60%
General Counsel	50%	50%	50%
Subsidiary Bus Lines Exec	60%	40%	60%
Chief Risk Officer	50%	50%	50%
Chief Credit Officer	50%	50%	50%
Chief Accounting Officer	40%	40%	60%

*Incentive targets are reviewed and set annually by the Committee.  The target payout percentage is established using market data, internal equity and overall Participant contribution.    This percentage is not guaranteed and is within the sole discretion of the Committee.  In any given year, the percentage can move up or down.  Any decision of the Committee is considered final and nonappealable.

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The target is the value at which 100% credit is given.    No credit should be planned or given above 100% in the unit/individual component.

Corporate Performance Targets

As noted above, the EIP funding is tied directly to the company achieving  annual corporate performance targets.  These targets are set annually by the Committee.  If 100% of all corporate performance targets are not achieved, the plan may not be funded at 100%.

Each corporate component line item funds independent and can have a maximum funding of 200%.  The aggregate corporate component cannot fund any higher than 200%.

Corporate performance targets shall be measured based on the financial performance of Hancock and its subsidiaries (the Company) as in existence at the beginning of the performance period.  The effect on the financial performance of the Company resulting from a merger or any other similar corporate transaction or from the acquisition of a subsidiary or other affiliated entity during the performance period may be taken into consideration.  The Committee has the discretion to take into consideration the effect of any such transaction when determining awards under the EIP.

If in any quarter during a given calendar year, Hancock reduces the common dividend per share from the actual amount per share paid in the immediate prior quarter, then a minimum of 50% of that year’s corporate component of the EIP will be forfeited.

In exercising its discretion under the Plan, the Committee will also consider the financial performance of regional and top quartile peer companies and corporate strategic objectives.

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The Company Corporate Component is funded based on the Performance Target attainment levels.

The Unit/Individual Component is funded at the discretion of the Compensation Committee based on the Company’s attainment of its fiscal year financial and operational plans, or such other factors as the Company deems relevant to the fiscal year. A minimal level of achievement must be obtained by the Company to fund the Pool. The level of performance necessary to fund the Pool will be determined by the Company in its sole discretion. Once the Company achieves its minimum performance, the Pool will continue to be funded as the Company’s performance increases until the Company’s target goals are achieved.

Risk Tolerance

The EIP is designed to deliver incentives for superior performance, provided acceptable risk tolerance standards are met.  In general, the EIP is designed to meet the risk standards by:

•	Motivating appropriate behaviors and results without exposing the company to potential excessive risk taking by Participants
•	Closely aligning Participant goals with the Company’s goals and values
•	Discouraging actions by Participant’s that would enhance personal compensation over that of Company performance
•	Discouraging unnecessary risk, be it Strategic, Operational, Financial, Reputation, Administrative, Compliance, and any behaviors leading to such risk
•	Encouraging Business Unit Management to promote Risk Awareness within their operations

In summary, Hancock has established the Plan to reward superior performance by Participants while maintaining vigilant risk management.

Clawback

This EIP is subject to the Hancock Holding Company clawback policy.

Incentive Payment

The target for paying incentives to eligible Participants is in February following the end of the calendar year, but no later than March 15th of such year.  All incentives are paid through the normal payroll processes and include applicable tax withholdings and 401(k) deductions according to plan documents.

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